Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Introduces “Right Time for Real-time™”
Competitive Upgrade Promotion

Special 50% Discount Available on Transformation Server™ and Other
DataMirror Integration Solution

IBM PARTNERWORLD, LAS VEGAS, NV– (March 2nd, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, today announced its “Right Time for Real-time™” competitive upgrade promotion for data integration solutions. Under the terms of this promotion, organizations that currently have a competing data integration solution can receive 50% off the highest purchased license of Transformation Server or another DataMirror integration solution until April 30th, 2004.

“With the value we are offering through our competitive upgrade promotion, now is a great time to step up to DataMirror’s integration solutions,” says Nigel Stokes, CEO, DataMirror. “Over 90% of our more than 1,800 customers understand that real-time data integration is the right time when it comes to giving their businesses a competitive edge. DataMirror’s unique Capture, Transform and Flow (CTF) architecture lets customers ensure that their data integration is controlled, secure, protected, and audited. Many vendors who claim right-time data integration, just don’t have secure, real-time change data capture.”

Nigel continues, “Open standards like XML and Web Services are important, but they don’t provide secure real-time data integration for free. Customers know that delayed, high latency integration solutions based on Simple Object Access Protocol (SOAP) can work in small trials, but also open up security concerns. The frequent polling and access of a SOAP architecture can put significant overhead on key operational systems. With our “Right time for Real-time” offer, the return on investment and competitive advantage customers can gain from implementing our data integration solutions has never been better.”

For more information on this “Right Time for Real-time” promotion, contact a DataMirror representative at 905-415-0310 (toll free 1-800-362-5955), or e-mail sales@datamirror.com.

About DataMirror Transformation Server
Transformation Server a high performance, zero latency data integration solution that allows companies to capture, transform and flow corporate and customer data in real-time between DB2 UDB, Microsoft SQL Server, Oracle, PointBase, Sybase, Teradata and XML, across multiple computing platforms. Transformation Server’s unique change data capture, transform and flow (CTF) technology lets customers ensure their data integration is controlled, secure, protected, and audited in real-time. Transformation Server’s out-of-the-box support for leading databases makes it ideal for enabling a range of business applications including data distribution, enterprise application integration, e-Business, business intelligence, customer relationship management, and business activity monitoring (BAM). For more information, visit http://www.datamirror.com/products/tserver/default.aspx.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, Transformation Server, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.